Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

ROCKET PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	6,997,632(1)	$3.6775(2)	$25,733,791.68	0.0001381	$3,553.84
Total Offering Amounts						$25,733,791.68		$3,553.84
Total Fee Offsets								—
Net Fee Due								$3,553.84

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the Rocket Pharmaceuticals, Inc. Second Amended and Restated 2014 Stock Option and Incentive Plan (the “Plan”) or the inducement non-qualified stock option award granted by the Company to Syed Rizvi on October 6, 2025, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
The price of $3.6775 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Global Market, on July 13, 2026.